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AGENCY AGREEMENT

June 7, 2006

Peace Arch Entertainment Group Inc.
124 Merton Street

Suite 407
Toronto, Ontario
M4S 2Z2

Attention: Gary Howsam, Chief Executive Officer

Dear Sirs:

Re:

Private Placement of Common Shares

Westwind Partners Inc. (the “Agent”), understands that Peace Arch Entertainment Group Inc. (the “Corporation”) proposes to issue and sell up to 7,500,000 common shares in the capital of the Corporation (the “Common Shares”) at a price of $1.21 per Common Share (the “Offering”).

The Agent hereby agrees to act as the agent of the Corporation and to use its commercially reasonable best efforts to offer for sale and obtain subscriptions for the Common Shares from Purchasers (as hereinafter defined) in the Qualifying Provinces only (as hereinafter defined), upon and subject to the terms and conditions contained herein, and by its acceptance hereof the Corporation agrees to the appointment of the Agent as the Corporation’s exclusive agent in respect of the Offering in the Qualifying Provinces; provided that the Agent shall be under no obligation to purchase any of the Common Shares.

The Agent acknowledges that the Corporation may issue and sell directly (without any involvement  of the Agent) a certain portion of the 7,500,000 Common Shares directly to persons resident in the United States.

The Corporation agrees that the Agent will be permitted to appoint other registered dealers (or other dealers duly qualified in their respective jurisdictions) as its agents to assist in the Offering and that the Agent may determine the remuneration payable to such other dealers appointed by it, however in no case should such remuneration in the aggregate exceed the Agent’s Fee (as hereinafter defined).

Notwithstanding anything to the contrary herein, each of the Corporation and the Agent acknowledges and agrees that the Agent is not participating in any manner whatsoever in sales of Common Shares by the Corporation directly with persons resident in the United States and agrees that the Agent shall have no liability whatsoever to any person in connection with such sales by the Corporation.

This agreement is conditional upon and subject to the additional terms and conditions set forth below.

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1.

Interpretation

1.1

Unless expressly provided otherwise, where used in this Agreement or any schedule hereto, the following terms shall have the following meanings, respectively:

“Agent” has the meaning ascribed thereto in the first paragraph of this Agreement;

“Agent’s Counsel” means Fasken Martineau DuMoulin LLP and such other legal counsel as the Agent may appoint;

“Agent’s Expenses” has the meaning ascribed thereto in Section 10.1 of this Agreement;

“Agent’s Fee” has the meaning ascribed thereto in Section 5.1 of this Agreement;

“Agent’s Warrants” has the meaning ascribed to that term in Section 5.1 of this Agreement;

“Agreement” means this Agency Agreement as the same may be amended or modified as herein provided;

“Amex” means the American Stock Exchange;

“Applicable Securities Laws” means collectively, all applicable securities laws in the Qualifying Provinces, the United States and any state of the United States and the regulations made thereunder, together with applicable instruments, policies, codes, notices and published interpretation notes, rules, rulings and orders of the Securities Regulators and includes the rules and policies of the TSX and Amex and the U.S. Securities Act;

“Business Day” means any day other than a Saturday, Sunday or statutory or civic holiday in Toronto, Ontario;

“Claim” has the meaning ascribed thereto in Section 11.1;

“Closing” means the closing of the Offering of the Common Shares on the Closing Date;

“Closing Date” means June 7, 2006;

“Compensation Warrant Shares” has the meaning ascribed thereto in Section 5.1 of this Agreement;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means Peace Arch Entertainment Group Inc.;

“Corporation’s Counsel” means Goodmans LLP and Reed Smith LLP;

“Disclosure Documents” means all information regarding the Corporation (and its predecessors) that is or becomes publicly available on SEDAR;

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“Effective Date” means August 31, 2005;

“Encumbrance” means any mortgage, charge, easement, encroachment, lien, adverse claim, restrictive covenant, assignment by way of security, security interest of any nature, servitude, pledge, hypothecation, security agreement, title retention agreement, right of occupation, option or privilege or any agreement to create any of the foregoing;

“Engagement Agreement” means the agreement dated November 15, 2005, between the Agent and the Corporation pursuant to which the Corporation has engaged the Agent to provide certain services, including without limitation, the Offering.

“Exempt Purchasers” means the Persons listed in the disclosure schedule to be provided by the Corporation to the Agent prior to Closing; which Exempt Purchasers shall not be included in calculating the Agent’s Fee or the Agent’s Warrants;

“Financial Statements” means the audited financial statements of the Corporation for the year ended August 31, 2005, and the unaudited interim consolidated financial statements for the interim periods ended November 30, 2005 and February 28, 2006;

“Gross Proceeds” means the aggregate gross proceeds to the Corporation from the sale of Common Shares to Purchasers by the Agent pursuant to this Agreement;

“G.S.T.” means taxes, interest, penalties and fines imposed under Part IX of the Excise Tax Act (Canada) and the regulations made thereunder;

“including” means including without limitation;

“Indemnified Party” has the meaning ascribed thereto in Section 11.1 of this Agreement;

“knowledge”, “to the knowledge of”, “to the best of the knowledge” mean, when referring to the Corporation, the actual knowledge of the Chief Executive Officer of the Corporation and, when referring to an individual, the actual knowledge of such individual and, in either case, the actual knowledge that any such person shall have acquired upon due and reasonable inquiry in the circumstances;

“Lead Position” means a minimum syndicate position of 60% (based on the securities offered and fees payable) of  any equity offering or 100% of any debt offering;

“Legal Costs” has the meaning ascribed thereto in Section 10.1 of this Agreement;

“material adverse effect” means an effect which is materially adverse to the business, assets or properties, condition (financial or otherwise), prospects or results of operations of the Corporation and its Subsidiaries, taken as a whole;

“material change” means a change in the business, results of operations, assets, prospects, condition (financial or otherwise) or capital of the Corporation or any of its Subsidiaries that would reasonably be expected to have a significant effect on the market

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price or value of the Common Shares and includes a decision to implement such a change made by the Corporation’s board of directors or by senior management of the Corporation who believe that confirmation of the decision by the board of directors is probable;

“material fact” means a fact or a set of facts that individually or in the aggregate significantly affects, or would reasonably be expected to have a significant effect on the market price or value of the Common Shares;

“misrepresentation” means (i) an untrue statement of a material fact, or (ii) an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made;

“Net Proceeds” means the Gross Proceeds minus the Agent’s Fee, the Work Fee and Agent’s Expenses, including the Legal Costs;

“Offering” has the meaning ascribed thereto in the first paragraph of this Agreement;

“person” includes any individual, corporation, limited partnership, general partnership, joint stock company or association, joint venture association, company, trust, bank, trust company, land trust, investment trust, society or other entity, organization, syndicate whether incorporated or not, trustee, estate trustee, executor or other legal or personal representative, and governments and agencies and political subdivisions thereof;

“Principal Subsidiaries” means kaBOOM! Entertainment Inc., Peace Arch LA, Inc., Peace Arch Films Ltd., Peace Arch Project Development Corp., The Eyes Project Development Corp. and Peace Arch Television Ltd.

“Private Placement Exemptions” means the prospectus exemptions pursuant to which the Common Shares are to be issued in the Qualifying Provinces, the United States and the states of the United States;

“Product” means any motion picture, film, video tape or other product produced for theatrical, non-theatrical, television release or for release in any and all media now known or hereafter devised throughout the world, in each case whether recorded on film, videotape, cassette, cartridge, disc or on or by any other means, method, process or device whether now known or hereafter developed, with respect to which the Corporation, a Subsidiary or a subsidiary (i) is the initial copyright owner or (ii) acquires an equity interest or distribution rights;

“Purchasers” means, collectively, each person who acquires Common Shares pursuant to the Offering by duly completing, executing and delivering a Subscription Agreement;

“Qualifying Provinces” means all of the provinces of Canada;

“Regulation S” means Regulation S promulgated under the U.S. Securities Act;

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“Securities Regulators” means, collectively, the securities commissions or other securities regulatory authorities in the Qualifying Provinces, the United States, any state of the United States, the TSX and Amex and the Securities and Exchange Commission;

“Selling Group” has the meaning ascribed thereto in Section 2.1 of this Agreement;

“Subscription Agreements” means, collectively, the subscription agreements entered into between the Purchasers that are resident in a Qualifying Province and the Corporation in respect of the purchase of Common Shares, a form of which is attached hereto as Schedule “B”;

“Subsidiary” means any entity that the Corporation controls (in fact), directly or indirectly and (i) the assets of such entity exceed 10% of the consolidated assets of the Corporation or (ii) the sales and operating revenues of such entity exceed 10% of the consolidated sales and revenues of the Corporation; and includes, without limitation, the Principal Subsidiaries;

“Term Sheet” means the term sheet delivered to potential purchasers of Common Shares with the Subscription Agreements, a copy of which is attached hereto as Schedule “A”;

“Time of Closing” means 11:00 a.m. on the Closing Date;

“Transaction Documents” has the meaning ascribed thereto in Section 6.1(c) of this Agreement;

“TSX” means the Toronto Stock Exchange;

“United States” or “U.S.” means the United States of America as defined in Regulation S.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended; and

“Work Fee” has the meaning ascribed thereto in Section 5.1 of this Agreement.

1.2

The division of this Agreement into sections, subsections, paragraphs and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless something in the subject matter or context is inconsistent therewith, references herein to sections, subsections, paragraphs and other subdivisions are to sections, subsections, paragraphs and other subdivisions of this Agreement.

1.3

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein, provided, however that in the event of any legal proceedings each of the parties hereto irrevocably and unconditionally agrees to attorn to the non-exclusive jurisdiction of the courts of Ontario.

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1.4

Unless otherwise stated herein, all amounts expressed herein in terms of money refer to lawful currency of Canada and all payments to be made hereunder shall be made in such currency.

1.5

The following are the schedules attached to this Agreement, which schedules (including the representations, warranties and covenants set out therein) are deemed to be a part hereof and are hereby incorporated by reference herein:

Schedule “A” - Term Sheet

Schedule “B” - Canadian Form of Subscription Agreement

Schedule “C” - Form of Legal Opinion to be delivered by Corporation’s Counsel

Schedule “D” - Subsidiaries

1.6

Time shall be of the essence of this Agreement.

2.

General Terms and Conditions

2.1

Subject to the terms and conditions of this Agreement, the Corporation hereby appoints the Agent as, and the Agent hereby agrees to act as, the exclusive agent of the Corporation in the Qualifying Provinces to offer for sale on behalf of the Corporation up to 7,500,000 Common Shares at a price of $1.21 per Common Share, and to use its commercially reasonable efforts to solicit and procure Purchasers of the Common Shares on behalf of the Corporation.  It is understood and agreed by the parties that the Agent shall act as agent only and at no time shall the Agent have any obligation whatsoever to purchase any Common Shares. The Agent shall have the right to form a selling group (the “Selling Group”) consisting of other registered securities dealers acting as sub-agent upon the terms and conditions set out in a selling group agreement to be entered into between the Agent and the members of the Selling Group and the Agent shall have the right to determine such terms and conditions, provided that they are not inconsistent with the terms and conditions of this Agreement, and that the fees charged by such members shall not, in the aggregate, exceed the Agent’s Fee set out in Section 5.1 and shall be payable by the Agent.

2.2

The Agent acknowledge and agrees that any offer to purchase may be accepted or rejected, in whole or in part, by the Corporation acting reasonably.

2.3

The Corporation agrees that the Common Shares shall be offered for sale solely through the Agent in accordance with this Agreement, except those Common Shares offered for sale in the Qualifying Provinces through members of the Selling Group acting as sub-agent qualified to trade in the Common Shares under the laws of the Qualifying Provinces appointed or authorized by the Agent as provided herein.

2.4

The Agent agrees not to solicit offers to purchase or sell the Common Shares in such a manner as to require registration of the Common Shares, or the filing of a prospectus with respect to the Common Shares, under the laws of any jurisdiction (whether within or outside Canada), and not to solicit offers to purchase or sell the Common Shares in Canada except in the

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Qualifying Provinces and only in accordance with all Applicable Securities Laws, and not to solicit offers to purchase or sell the Common Shares in any jurisdiction outside of Canada where the solicitation or sale of the Common Shares would result in any ongoing disclosure requirements in such jurisdiction or any registration requirements in such jurisdiction except for the filing of a notice or report of the solicitation or sale.  Without limiting the generality of the foregoing, the Agent shall not offer the Common Shares for sale in the United States or to, or for the benefit of, any U.S. Person (as such term is defined in Rule 902 of Regulation S). The Agent will ensure that any agreements between the Agent and any other investment dealers or brokers, including without limitation members of the Selling Group, contain equivalent restrictions to those contained in this section.

3.

Nature of Transaction

3.1

Each Purchaser resident in a Qualifying Province shall purchase Common Shares under one or more Private Placement Exemptions so that the purchases of the Common Shares will be exempt from the prospectus requirements of Applicable Securities Laws. The Corporation hereby agrees to use all reasonable commercial efforts to secure compliance with Applicable Securities Laws on a timely basis in connection with the distribution of the Common Shares to the Purchasers, including by filing within the periods stipulated under Applicable Securities Laws, and at the Corporation’s expense, all private placement forms required to be filed by the Corporation and the Purchasers, respectively, in connection with the Offering and paying all filing fees required to be paid in connection therewith so that the distribution of the Common Shares may lawfully occur without the necessity of filing a prospectus or any similar document under the Applicable Securities Laws. The Agent agrees to assist the Corporation in all reasonable respects to secure compliance with all regulatory requirements in connection with the Offering. The Agent will notify the Corporation with respect to the identity of each Purchaser as soon as practicable and with a view to leaving sufficient time to allow the Corporation to secure compliance with all relevant regulatory requirements under Applicable Securities Laws relating to the sale of the Common Shares to each such Purchaser.

4.

Covenants and Representations of the Agent

4.1

The Agent covenants with the Corporation that it will (and will use its reasonable efforts to cause the members of the Selling Group to ensure that they will): (i) conduct their activities in connection with arranging for the sale of the Common Shares in compliance with the Applicable Securities Laws; (ii) not deliver to any prospective Purchaser any document or material without the consent of the Corporation; (iii) not solicit offers to purchase or sell the Common Shares so as to require registration thereof or filing of a prospectus with respect thereto and not solicit offers to purchase or sell the Common Shares in any jurisdiction where the solicitation or sale of the Common Shares would result in any ongoing disclosure requirements in such jurisdiction, or in any registration requirements in such jurisdiction except for the filing of a notice or report of the solicitation or sale; (iv) obtain from each Purchaser an executed Subscription Agreement together with all documentation as may be necessary in connection with subscriptions for Common Shares; (v) not make any representations or warranties with respect to the Corporation or the Common Shares, other than as set forth in the Subscription Agreement and this Agreement or in any other document or material approved by the Corporation and (vi) not offer the Common

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Shares for sale in the United States or to, or for the benefit of, any U.S. Person (as such term is defined in Rule 902 of Regulation S.

4.2

The Agent hereby represents, warrants and covenants to and agrees with the Corporation and hereby acknowledges that the Corporation is relying on such representations, warranties and covenants in entering into this Agreement, that:

(a)

it is and will be, at the Closing Time, registered under applicable Canadian securities law to sell the Common Shares in the Qualifying Provinces in which it is distributing Common Shares; and

(b)

it has complied and will comply with all applicable Canadian securities law in connection with the offering and sale of the Common Shares and will not distribute the Common Shares in any jurisdiction outside the Qualifying Provinces.

(c)

the Common Shares have not been registered under the U.S. Securities Act or the securities laws of any state.  All Purchasers of Common Shares in the Qualifying Provinces shall be informed that the Common Shares have not been registered under the U.S. Securities Act and the Common Shares are being offered and sold to such Purchasers in reliance upon an exemption from the registration requirements of the U.S. Securities Act provided by Regulation S.

(d)

during the period in which the Common Shares are offered for sale, and for so long as any of the Agent’s Warrants are outstanding, neither the Agent nor any person acting on its behalf has made or will make any Directed Selling Efforts in the United States, has taken or will take, directly or indirectly, any action in violation of Regulation M under the U.S. Securities Exchange Act of 1934 in connection with the offer and sale of the Common Shares, or has taken or will take any action that would cause the exemption afforded by Regulation S to be unavailable for offers and sales of Common Shares or for exercises of Agent’s Warrants pursuant to the Agreement.  Directed Selling Efforts means “directed selling efforts” as that term is defined in Regulation S.  Without limiting the foregoing, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any offer or sale of the Common Shares, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of any of the Common Shares;

(e)

the Agent understands that the Agent’s Warrants are being offered and issued pursuant to an exemption from registration requirements of the U.S. Securities Act contained in Regulation S based in part upon Agent’s representations contained herein, including, without limitation, that the Agent is not a “U.S. Person” within the meaning of Rule 902 of Regulation S and further that any

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disposition of the Agent’s Warrants or the Compensation Warrant Shares made by it shall be made in compliance with Applicable Securities Laws.

(f)

the Agent represents and warrants that (a) it is not a U.S. Person and is not acquiring the Agents’ Warrants for or on behalf of a U.S. Person or any person in the United States, (b) it did not receive an offer to acquire the Agents’ Warrants while in the United States, (c) it did not execute or deliver this Agreement in the United States, and (d) at the time the offer was originated, the Agent was outside the United States.

(g)

the Agent has its head office in the jurisdiction set out in Section 22.1 below.  Such address was not created or is not used solely for the purpose of acquiring the Agent’s Warrants or the Compensation Warrant Shares.  The Agent was not created or used solely to acquire or hold securities in reliance upon an exemption from the registration requirements of the U.S. Securities Act.

(h)

neither the Agent nor any person for whom it is acting will offer, sell or otherwise dispose of the Agent’s Warrants in the United States or to a U.S. Person or to a person in the United States; and neither the Agent nor any person for whom it is acting will offer, sell or otherwise dispose of the Compensation Warrant Shares in the United States or to a U.S. Person or to a person in the United States unless the sale or disposition is made in accordance with an exemption from the registration requirements under the U.S. Securities Act and the securities laws of all applicable states of the United States or the U.S. Securities and Exchange Commission has declared effective a registration statement in respect of the offer, sale or other disposition of such securities.

(i)

the issuance of the Agent’s Warrants and the Compensation Share Warrants is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of plan or scheme to evade the registration provisions of the U.S. Securities Act.

(j)

the Agent understands that the Agent’s Warrants and the Compensation Warrant Shares, when issued, (a) have not been registered under the U.S. Securities Act, (b) are restricted securities as that term is defined in Rule 144 of the U.S. Securities Act, (c) cannot be sold except pursuant to (i) an effective registration statement under the U.S. Securities Act or (ii) an exemption from registration under the U.S. Securities Act, and (d) the Agent’s Warrants may not be exercised in the United States or by, or on behalf or for the account of, a U.S. Person unless an exemption is available from the registration requirements of the U.S. Securities Act and the securities laws of all applicable states.

(k)

the Agent is receiving the Agent’s Warrants as principal for its own account and not for the benefit of any other person (within the meaning of Applicable Securities Laws) and not with a view to resale or distribution of all or any of the Agent’s Warrants or the Compensation Warrant Shares.

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(l)

the certificates representing the Agent’s Warrants and the Compensation Warrant Shares will bear legends substantially in the following form and with the necessary information inserted:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, (THE "U.S. SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (C) PURSUANT TO ANOTHER EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

(m)

each person exercising an Agent’s Warrant will be required to give a written certification that such person is not a U.S. Person and that such Agent’s Warrant is not being exercised on behalf of a U.S. Person.

5.

Agent’s Compensation

5.1

In consideration of the Agent’s services to be rendered to the Corporation in connection herewith, including soliciting offers to purchase Common Shares, acting as financial advisors to the Corporation in respect of the sale of Common Shares, performing administrative work in connection with such matters, and all other services arising out of this Agreement (for greater certainty, no compensation received by the Agent hereunder compensates or is intended to compensate the Agent for services performed by it or to be performed by it under the Engagement Letter with respect to any Debt Financing (as such term is defined in the Engagement Letter) the Corporation agrees, subject to and upon the terms and conditions set out herein, to pay or cause to be paid (and issue or cause to be issued) to the Agent at the Time of Closing on the Closing Date:

(a)

a cash fee (the “Agent’s Fee”) equal to the sum of (i) $200,000 (on account of the initial 3,000,000 or less Common Shares sold on the Closing Date to Purchasers who are not Exempt Purchasers) and (ii) in respect of sales in excess of 3,000,000 Common Shares (other than sales to Exempt Purchasers) six per cent (6%) of the Gross Proceeds from the sale of such Common Shares; and

(b)

$46,609 (inclusive of GST) and 36,000 Agent’s Warrants (as hereinafter defined) (collectively the “Work Fee”) in lieu of certain consideration the Agent is otherwise entitled to receive in connection with and in accordance with the Engagement Letter, including with respect to this Offering and an Equity Offering (as such term is defined in the Engagement Letter); and

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(c)

Common Share purchase warrants (the “Agent’s Warrants”) entitling the Agent to purchase that number of Common Shares equal to the sum of (i) 200,000 Agent’s Warrants (on account of the initial 3,000,000 or less Common Shares sold on the Closing Date to Purchasers who are not Exempt Purchasers) and (ii) in respect of sales in excess of 3,000,000 Common Shares (other than sales to Exempt Purchasers) six per cent (6%) of such Common Shares.  Each Agent’s Warrant will entitle the Agent to purchase one Common Share (collectively, the “Compensation Warrant Shares”) at a price of $1.21 per share for a period of forty-eight (48) months following the Closing Date.

5.2

It is the understanding of both the Corporation and the Agent that G.S.T. is not eligible on any portion of the Agent’s Fee and taxable supplies will be incidental to the exempt financial services provided. However, should it be determined by the Canada Revenue Agency that G.S.T. should have been charged on all or any part of the Agent’s Fee, the Corporation shall pay to the Agent an amount equal to the G.S.T. determined to be eligible.

6.

Representations, Warranties and Covenants of the Corporation

6.1

The Corporation hereby represents, warrants and covenants to and with the Agent and the Purchasers that:

(a)

it will as soon as practicable after the Closing Date and, in any event, within applicable time periods under the Applicable Securities Laws, file such documents as may be required under the Applicable Securities Laws relating to the private placement of the Common Shares on the Closing Date including as prescribed by National Instrument 45-106 – Prospectus and Registration Exemptions and pay any filing fees required to be paid in connection therewith;

(b)

it will use its commercially reasonable efforts after the Closing Date to apply for and cause the U.S. Securities and Exchange Commission to declare effective a registration statement in respect of the resale of the Common Shares sold in the Offering (including Common Shares sold by the Corporation directly to Exempt Purchasers) and the Compensation Warrant Shares issuable on the exercise of the Agent’s Warrants and the Corporation shall ensure that any registration statement filed by the Corporation after the date hereof by the Corporation shall include the Common Shares (including Common Shares sold by the Corporation directly to Exempt Purchasers) and Compensation Warrant Shares; provided, however, that the Corporation shall not be required to file any such registration statement with respect to any particular Common Shares (including Common Shares sold directly by the Corporation to Exempt Purchasers) or Compensation Warrant Shares if the Corporation is not eligible to use Form F-3 for registration of the Common Shares (including Common Shares sold directly by the Corporation to Exempt Purchasers) or Compensation Warrant Shares under the U.S. Securities Act at such time;

(c)

 this Agreement, the Subscription Agreements, the Agent’s Warrants and all other contracts and instruments required in connection with the issue and distribution of

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the Common Shares (collectively, the “Transaction Documents”) shall be, on or prior to the Closing Date, duly authorized, executed and delivered by the Corporation and shall be valid and binding obligations of the Corporation enforceable in accordance with their respective terms, subject to any applicable bankruptcy, reorganization, winding-up, insolvency, moratorium or other laws of general application, the unavailability of any equitable remedies, and that the enforcement of any rights against the Corporation under this Agreement with respect to indemnity or contribution may be limited by applicable law and may or may not be ordered by a court on grounds of public policy.  The Corporation has the corporate power and authority to enter into the Transaction Documents and to perform its obligations thereunder;

(d)

the forms of certificates representing the Common Shares and the Agent’s Warrants have been duly approved by the Corporation and comply with the provisions of the laws of its jurisdiction of incorporation and Applicable Securities Laws;

(e)

the Corporation has the power and authority to issue the Common Shares and at the Time of Closing on the Closing Date and upon receipt of the purchase price therefor, the Common Shares will be duly and validly authorized and duly and validly issued and outstanding as fully paid and non-assessable shares;

(f)

the Corporation has the corporate power and authority to grant and to issue the Agent’s Warrants to the Agent, and at the Time of Closing on the Closing Date:

(i)

the Agent’s Warrants will be duly and validly created, authorized and issued and will constitute valid and binding obligations of the Corporation in accordance with their terms; and

(ii)

the Compensation Warrant Shares will be duly and validly authorized, allotted and reserved for issuance and, upon exercise of the Agent’s Warrants in accordance with their terms, will be validly issued and outstanding as fully paid and non-assessable shares;

(g)

other than the Agent, there is no person acting or purporting to act at the request of the Corporation who is entitled to any brokerage, agency or other fiscal advisory or similar fee in connection with the transactions contemplated herein;

(h)

the Corporation will use its best efforts to ensure that the Common Shares and Compensation Warrant Shares will be listed and posted for trading on each of TSX and Amex upon their issue (subject to the fulfillment of customary listing conditions satisfactory to the Agent) and the Corporation shall provide to the Agent and Agent’s Counsel copies of letters indicating such approval not later than the Time of Closing on the Closing Date;

(i)

the Corporation will promptly notify the Agent in writing if, prior to the Time of Closing on the Closing Date, there shall occur any material change or change in a

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material fact (in either case, whether actual, anticipated, contemplated or threatened and other than a change or change in fact relating solely to the Agent) or any event or development involving a prospective material change or a change in a material fact or any other material change in any or all of the business, affairs, operations, assets (including information or data relating to the estimated value or book value of assets), liabilities (contingent or otherwise), capital, ownership, control, management or prospects of the Corporation;

(j)

the Corporation has not intentionally withheld from the Agent any material facts relating to the Corporation or to the Offering;

(k)

the Corporation has been duly continued and is validly existing under the laws of the Province of Ontario and has all requisite corporate power, capacity and authority to:  (i) own, lease and operate its properties and assets and conduct its business as currently conducted or proposed to be conducted, expect where a failure to do so would not have a material adverse effect; (ii) execute, deliver and carry out its obligations under this Agreement, the Subscription Agreements, the Certificates representing the Agent’s Warrants and all other Transaction Documents; and (iii) to do all acts and things and execute and deliver all documents as are required hereunder and thereunder in accordance with the terms hereof and thereof;

(l)

the Corporation is current with all filings required to be made under its jurisdiction of incorporation and all other jurisdictions in which it exists or carries on any material business and has, and will upon completion of the Offering  have, all necessary licences, leases, permits, authorizations and other approvals necessary to permit it to conduct its business as currently conducted or proposed to be conducted, except where the failure to make any filing or obtain any licence, lease, permit, authorization or other approval would not have a material adverse effect;

(m)

each of the Subsidiaries has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation and has all requisite corporate power, capacity and authority to own, lease and operate its properties and assets and conduct its business as currently conducted or proposed to be conducted, and each of the Subsidiaries is current with all filings required to be made under their respective jurisdictions of incorporation and all other jurisdictions in which they exist or carry on any material business and have, and will upon completion of the Offering have, all necessary licences, leases, permits, authorizations and other approvals necessary to permit them to conduct their business as currently conducted or proposed to be conducted, except where the absence of such power or authority or failure to make any filing or obtain any licence, lease, permit, authorization or other approval would not have a material adverse effect;

(n)

none of the Corporation or any Subsidiary has committed an act of bankruptcy or is insolvent, has proposed a compromise or arrangement to its creditors generally, has had a petition or a receiving order in bankruptcy filed against it, has made a

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voluntary assignment in bankruptcy, has taken any proceedings with respect to a compromise or arrangement, has taken any proceedings to have itself declared bankrupt or wound-up, has taken any proceedings to have a receiver appointed for any of its property or has had any execution or distress become enforceable or become levied upon any of its property or assets;

(o)

the authorized capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of Preference Shares, issuable in Series, of which as of the date hereof, 23,587,334 Common Shares and 7,009,756 Preference Shares were issued and outstanding as fully paid and non-assessable shares.  As of the date hereof, other than (i) an aggregate of 3,090,000 options to acquire an aggregate of 3,090,000 Common Shares, (ii) an aggregate of 1,500,000 warrants to acquire an aggregate of 1,500,000 Common Shares and (iii) an aggregate of 1,685,898 warrants to acquire an aggregate of  1,685,898 Preference Shares, no Person will have any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Corporation;

(p)

the issued and outstanding equity securities of the Subsidiaries are fully and accurately set out in Schedule “D” and are held, directly or indirectly, by the Corporation as indicated therein. Other than as disclosed in the Disclosure Documents, no Person has, or will upon completion of the Offering have, any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued or outstanding shares or other securities of any Subsidiary;

(q)

there are no, and at the Closing, there will be no shareholders’ agreements to which the Corporation or any Subsidiary is a party, and to the best knowledge of the Corporation there are no, and at the Closing there will be no, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of the securities of the Corporation or any Subsidiary.  There are no, and at the Closing there will be no, agreement or other instrument pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in the Corporation or any Subsidiary;

(r)

the Corporation has filed with all applicable regulatory authorities all documents required under applicable laws. The Disclosure Documents complied in all material respects with Applicable Securities Laws at the time they were filed.  There is no material fact known to the Corporation which the Corporation has not disclosed to, or which the Corporation has withheld from, the Agent and which results or may reasonably be expected to result in a material adverse effect or which materially adversely affects or which may reasonably be expected to materially adversely affect the ability of the Corporation to perform its obligations under this Agreement, the Subscription Agreements, the Agent’s Warrants or any other Transaction Documents;

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(s)

there has not occurred any material adverse change (actual, anticipated, contemplated or threatened, whether financial or otherwise) in the assets, liabilities (contingent or otherwise), properties, capital, affairs, prospects, business, operations or condition (financial or otherwise) of the Corporation or any Subsidiary which has not been publicly disclosed in a Disclosure Document;

(t)

no order preventing, ceasing or suspending trading in any securities of the Corporation or prohibiting the issue and sale of securities by the Corporation has been issued and no proceedings for either of such purposes have been instituted or, to the knowledge of the Corporation, are pending, contemplated or threatened;

(u)

the Financial Statements and the notes thereto, present fairly, in all material respects, the financial position of the Corporation and the statements of operations, retained earnings, cash flow from operations and changes in financial information of the Corporation for the periods specified in such Financial Statements, and have been prepared in conformity with Canadian generally accepted accounting principles applied on a consistent basis throughout the periods involved, and there has been no material change in accounting policies or practices of the Corporation since August 31, 2005;

(v)

other than this Offering and other than so set forth in the Disclosure Documents, since August 31, 2005, none of:

(i)

the Corporation or any Subsidiary has paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor;

(ii)

the Corporation or any Subsidiary has incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; and

(iii)

the Corporation or any Subsidiary has entered into any material transaction.

(w)

Other than as set forth in the Disclosure Documents, none of the Corporation or any Subsidiary has approved or has entered into any agreement in respect of, or has any knowledge of:

(i)

the purchase of any property or material assets or any interest therein;

(ii)

the sale, transfer or other disposition of any property or material assets or any interest therein currently owned, directly or indirectly, by the Corporation or any Subsidiary whether by asset sale, transfer of shares or otherwise; or

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(iii)

the change of control (by sale or transfer of shares or sale of all or substantially all of the assets of the Corporation or any Subsidiary or otherwise) of the Corporation or any Subsidiary.

(x)

the Corporation and each Subsidiary has filed in a timely manner all necessary tax returns and notices and has paid all applicable taxes of whatsoever nature for all tax years prior to the date hereof to the extent that such taxes have become due or have been alleged to be due and none of the Corporation or any Subsidiary is aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to result in a material adverse effect and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by any of them or the payment of any material tax, governmental charge, penalty, interest or fine against any of them.  There are no material actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation or any Subsidiary which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Corporation and each Subsidiary has withheld (where applicable) from each payment to each of the present and former officers, directors, employees and consultants thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and has paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation;

(y)

the Corporation and each Subsidiary has conducted and is conducting the business thereof in compliance in all material respects with all applicable laws, tariffs, orders and directives of each jurisdiction in which it carries on a material portion of its business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal, national or other regulatory agency or body necessary to carry on the business currently carried on or contemplated to be carried on by it or as contemplated to be conducted, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licenses and with all laws, regulations, tariffs, rules, orders and directives material to the operations thereof, and none of the Corporation or any Subsidiary has received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, ruling or finding, could result in a material adverse effect. All such material approvals, consents,

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certificates, registrations, authorizations, permits and licenses are and will at the Closing be valid, subsisting and in good standing;

(z)

neither the Corporation nor any Subsidiary is (i) in violation of any term of the articles or by-laws or any constating document thereof, (ii) in violation of any term or provision of any material agreement, indenture or other instrument applicable to it which could result in any material adverse effect, (iii) in default in the payment of any obligation owed which is now due and there are no actions, suits, proceedings or investigations commenced, pending or, to the knowledge of the Corporation, threatened which, in the aggregate, might result in any material adverse effect or in any material liability on the part of the Corporation or any Subsidiary, or which places, or could place, in question the validity of the Offering, or the validity or enforceability of this Agreement, the Subscription Agreements, the Agent’s Warrants, the Transaction Documents or any document or instrument delivered, or to be delivered, by the Corporation pursuant hereto or thereto;

(aa)

none of the Corporation or any Subsidiary is in default of any material term, covenant or condition under or in respect of any judgement, order, agreement or instrument to which it is a party or to which it or any assets thereof are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which the Corporation or any Subsidiary is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could result in a material adverse effect on the Corporation or it Subsidiaries;

(bb)

all consents, approvals, permits, authorizations or filings as may be required under applicable laws necessary to the performance by the Corporation of its obligations under this Agreement, the Subscription Agreements, the Agent’s Warrants and the Transaction Documents or in connection with the Offering will have been obtained at the Closing Date or will be obtained within the respective times prescribed by such applicable laws;

(cc)

except as set forth in Disclosure Documents, (a) the Corporation and its Subsidiaries own, possess or have adequate rights to use the Corporation Intellectual Property (as defined below), (b) neither the Corporation nor any of its Subsidiaries has received any notice or claim from any person alleging that, and neither is otherwise aware that, the conduct of the business of the Corporation and its subsidiaries, in the manner in which it has been conducted and is contemplated to be conducted constitutes or would constitute any infringement of, misappropriation of, or conflict with, any Intellectual Property right of any third party, (c) no third party, including any academic or governmental organization, possesses or has the right to obtain rights to the Corporation Intellectual Property and (d) neither the Corporation nor any of its Subsidiaries is obligated to pay a material royalty, grant a material license, or provide other material consideration to any third party in connection with the Corporation Intellectual Property.  For

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purposes of this Agreement, “Intellectual Property” means patents, patent rights, patent applications, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names, and “Corporation Intellectual Property” means Intellectual Property that is necessary to carry on the business now operated and as planned to be operated by the Corporation and its Subsidiaries.  To the knowledge of the Corporation, no third party is engaging in any activity that infringes, misappropriates or otherwise violates the Corporation Intellectual Property owned by or licensed to the Corporation or any of its Subsidiaries and except for such activities which, individually or in the aggregate, would not have a material adverse effect.  With respect to each material agreement governing all rights in and to any Corporation Intellectual Property licensed by or licensed to the Corporation or any of its subsidiaries, (i) such agreement is valid and binding and in full force and effect; (ii) neither the Corporation nor any of it Subsidiaries has received any notice of termination or cancellation under such agreement, received any notice of breach or default under such agreement, which breach has not been cured, and granted to any third party any rights, adverse or otherwise, under such agreement that would constitute a material breach of such agreement; and (iii) neither the Corporation or any of its Subsidiaries or, to Corporation’s knowledge, any other party to such agreement, is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such agreement.

(dd)

the Offering, including the sale of Common Shares to any purchasers directly by the Corporation,  does not constitute a “related party transaction” for the purposes of OSC Rule 61-501 and no approval of any shareholders of the Corporation is required in order to complete the Offering or any such sales, under Applicable Securities Laws;

(ee)

other than as disclosed in the Financial Statements or in the written materials provided to the Agent, no material legal or governmental proceedings are pending to which the Corporation or any Subsidiary is a party and to the knowledge of the Corporation, no such proceedings have been threatened or are contemplated;

(ff)

the Corporation maintains and will maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles in Canada and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any material differences;

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(gg)

the Corporation is a reporting issuer or the equivalent thereof in Ontario and British Columbia and has complied in all material respects with its obligations under Applicable Securities Laws;

(hh)

the Corporation is in material compliance with all rules, regulations and policies of the TSX and Amex;

(ii)

no governmental authority has placed, effected or implemented, or threatened to or indicated an intention to place, effect or implement, any embargo, restriction or other limitation on or which effects or could effect, the ability of the Corporation or any Subsidiary to carry on their respective business and operations in the jurisdictions where they are carried on;

(jj)

the Corporation and its Subsidiaries maintains insurance against loss of, or damage to, its assets by all insurable risks on a replacement cost basis in accordance with industry standards, and all of the policies in respect of such insurance coverage are in good standing in all respects and not in default except in each case as could not reasonably be expected to have a material adverse effect;

(kk)

the minute books of the Corporation provided to Agent’s Counsel contain copies of all constating documents and all resolutions of its directors and securityholders;

(ll)

no consent, approval, authorization, order, registration or qualification of or with any court, governmental agency, tribunal or body is required for the completion of the Offering, the grant of the Agent’s Warrants or the issuance of the Compensation Warrant Shares or the consummation by the Corporation of its obligations under this Agreement;

(mm)

the Net Proceeds will only be used for the purposes set forth in Schedule “A” and it will as soon as practicable after the Closing Date repay in full the bridge facility (which was used by the Corporation to acquire kaBOOM! Entertainment Inc.)  provided by Quest Capital Corporation;

(nn)

the execution and delivery of each of the Transaction Documents, the performance and compliance with the terms hereof and thereof and the completion of the transactions described herein and therein by the Corporation will not result in any material breach of, or be in conflict with or result in any breach or violations of any of the provisions of, or constitute a  default under, or create a state of facts which, after notice or lapse of time, or both, would constitute a  default under any term or provision of the constating documents, by-laws or resolutions of the Corporation, Applicable Securities Laws or other applicable laws, any material agreement to which the Corporation is a party, or any judgment, decree, order, statute, rule or regulation or governmental or regulatory authority applicable to the Corporation; and

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(oo)

each of the representations and warranties made by the Corporation to the Purchasers pursuant to their Subscription Agreements which are hereby deemed to be incorporated by reference, are true and correct.

7.

Conditions to Purchase Obligation

7.1

The following are conditions of the Purchasers’ obligations to close the purchase of the Common Shares from the Corporation as contemplated hereby, which conditions the Corporation covenants to exercise its commercially reasonable best efforts (other than with respect to 7.1(b) which it shall use its best efforts) to have fulfilled at or prior to the Closing Date and which conditions may be waived in writing in whole or in part by the Agent on their own behalf and on behalf of the Purchasers:

(a)

the Corporation’s board of directors shall have authorized and approved this Agreement, the form of Subscription Agreements, the Agent’s Warrant and all other agreements and instruments prepared in connection with the Offering, the sale of the Common Shares, the issuance of the Compensation Warrant Shares and all matters relating to the foregoing;

(b)

each of the TSX and Amex shall have approved the Offering, the listing of the Common Shares issuable pursuant to the Offering, the grant and issue of the Agent’s Warrants and the issue and listing of the Compensation Warrant Shares on the exercise thereof and each of the TSX and Amex shall not have disallowed the payment of the Agent’s Fee or the Work Fee (in whole or in part);

(c)

as at the Closing Date, the Corporation will deliver a certificate addressed to the Agent, signed by its Chief Executive Officer, certifying that:

(i)

there has been no adverse material change (actual, proposed or prospective, whether financial or otherwise) in the business, affairs, operations, prospects, assets, liabilities (contingent or otherwise) or capital of the Corporation, on a consolidated basis, since the Effective Date, which has not been disclosed to the Agent;

(ii)

the representations and warranties of the Corporation contained in this Agreement and the Subscription Agreements are true and correct at the Time of Closing on the Closing Date, with the same force and effect as if made by the Corporation as at the Time of Closing on the Closing Date;

(iii)

the Corporation has complied with all the covenants and satisfied all the terms and conditions of this Agreement and as contained in the Subscription Agreements on its part to be complied with or satisfied or waived in writing by the Agent at or prior to the Time of Closing on the Closing Date;

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(iv)

the charter documents, including any amendments thereto, attached to the officer’s certificate are full, true and correct copies and are in full force and effect;

(d)

the Corporation will have caused a favourable legal opinion to be delivered by Corporation’s Counsel, addressed to the Agent, Agent’s Counsel and the Purchasers dated as of the Closing Date, substantially in the form of the legal opinion annexed hereto as Schedule “C”.  In giving such opinion, Corporation’s Counsel shall be entitled, as to matters of fact not within its knowledge, to rely upon a certificate of fact from responsible persons in a position to have knowledge of such facts and their accuracy;

(e)

the Corporation shall have received the aggregate purchase price for all Common Shares sold directly by it and the Corporation has held such funds or has caused to have such funds held, as applicable, in escrow and such funds continue to be held in escrow until the Closing;

(f)

the delivery by the Corporation of such other certificates, statutory declarations, agreements or materials, in form and substance satisfactory to the Agent and Agent’s Counsel, acting reasonably, as the Agent and Agent’s Counsel may reasonably request; and

(g)

the Corporation shall have complied with and fulfilled all of the terms, covenants and conditions of this Agreement on its part to be complied with or fulfilled up to the Time of Closing on the Closing Date.

8.

Closing

8.1

The issue and sale of the Common Shares pursuant to the Offering will be completed at the Time of Closing on the Closing Date at the offices of Goodmans LLP, 250 Yonge Street, Suite 2400, Toronto, Ontario M5B 2M6, at the Time of Closing or such other place, date or time as may be mutually agreed to; provided that if the Corporation has not been able to comply with any of the covenants or conditions set out herein, or in any Subscription Agreement required to be complied with by the Time of Closing on the Closing Date, the respective obligations of the parties in respect of any Common Shares remaining unsold will terminate without further liability or obligation except for payment of expenses, indemnity and contribution provided for in this Agreement.

8.2

At the Time of Closing on the Closing Date, the Corporation shall deliver to the Agent:

(a)

certificates duly registered as the Agent may in writing direct representing the Common Shares and the Agent’s Warrants;

(b)

the requisite legal opinion and certificates as contemplated in Section 7.1 above; and

(c)

such further documentation as may be contemplated herein or as Agent’s Counsel or the applicable regulatory authorities may reasonably require.

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8.3

At the Time of Closing on the Closing Date, the Agent shall deliver to the Corporation:

(a)

the Subscription Agreements and other documentation required to be provided by or on behalf of the Purchasers pursuant to this Agreement and the Subscription Agreements; and

(b)

cash, or a certified cheque, bank draft or solicitor’s trust cheque made payable to, or to the order of, the Corporation, in the amount of the Net Proceeds relating to Common Shares sold by the Agent on the Closing Date.

9.

Termination of Obligations

9.1

Without limiting any of the foregoing provisions of this Agreement, and in addition to any other remedies which may be available to them, the Agent (on its own behalf and on behalf of the Purchasers) shall be entitled, at its discretion acting reasonably, to terminate and cancel, without any liability on its part (or on the part of the Purchasers), its obligations (and the obligations of the Purchasers) under this Agreement to purchase the Common Shares, by giving written notice to the Corporation at any time through to the Time of Closing on the Closing Date if:

(a)

any order prohibiting or restricting the distribution, trading or listing of the Common Shares is made, or proceedings are announced, commenced or threatened for the making of any such order, by the Securities Regulators or by any other competent authority, and has not been rescinded, revoked or withdrawn;

(b)

any order or ruling is issued, any inquiry, investigation or other proceeding (whether formal or informal) in relation to the Corporation or any of the directors or officers thereof is made, threatened or announced by any officer or official of the Securities Regulators or other competent authority or any law or regulation is promulgated or changed which, in the reasonable opinion of the Agent, operates to prevent or restrict the distribution, trading or listing of the Common Shares, the Agent’s Warrants or the Compensation Warrant Shares;

(c)

there should develop, occur or come into effect or existence any event, including without limiting the generality of the foregoing, an act of terrorism, action, state, condition or major financial occurrence of national or international consequence, any law or regulation, or any other occurrence of any nature whatsoever, which, in the reasonable opinion of the Agent has a material adverse effect or would reasonably be likely to have a material adverse effect, or involve, the financial markets or the business, operations, prospects or affairs of the Corporation (on a consolidated basis), such that it would not be practical (in the reasonable opinion of the Agent) to market the Common Shares;

(d)

there should occur any material change or change in a material fact which, in the reasonable opinion of the Agent would be reasonably expected to have a material adverse effect on the market price or value of the Common Shares;

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(e)

the state of the financial markets is such that, in the reasonable opinion of the Agent, the Common Shares cannot be profitably marketed or sold; or

(f)

the Agent reasonably determines that the Corporation is in breach of, or in default under or in non-compliance with, any material representation, warranty, term, covenant or condition of this Agreement or the Subscription Agreements, the occurrence or non-occurrence of any of the foregoing events or circumstances to be determined in the discretion of the Agent, acting reasonably.

The Agent shall make reasonable efforts to give notice to the Corporation (in writing) of the occurrence of any of the events or circumstances referred to in this section, provided that neither the giving nor the failure to give such notice shall in any way affect the Agent’s entitlement to exercise this right at any time through to the Time of Closing on the Closing Date.

The Agent may exercise any or all of the rights provided for in this Section 9 notwithstanding any material change, event or state of facts and notwithstanding any act or thing taken or done by the Agent or any inaction by the Agent (other than acts or things taken or done or any inaction, by or on the part of the Agent, in breach of this Agreement) whether before or after the occurrence of any material change, event or state of facts including any act of the Agent related to the Offering of the Common Shares for sale and the Agent shall only be considered to have waived or be estopped from exercising or relying upon any of its rights under or pursuant to this Section 9 if such waiver or estoppel was in writing and the Agent specifically waives or estops such exercise or reliance.

The Agent’s rights of termination contained in this section are in addition to any other rights or remedies it may have in respect of any default, act or failure to act or non-compliance by the Corporation in respect of any of the matters contemplated by this Agreement.

9.2

The Corporation may terminate this Agreement by notice in writing to the Agent at or prior to the Time of Closing if the Corporation determines, acting reasonably, that the Agent is in breach of or in default under or in non-compliance with any material representation or warranty, or in default under or in non-compliance with any material term, covenant or condition of this Agreement.  No such termination, however, shall discharge or otherwise affect any obligation of the Corporation or the Agent under Sections 10, 11, 12, 13 and 15 of this Agreement.

9.3

Either the Corporation or the Agent may terminate its or their obligations under this Agreement in respect of Subscription Agreements by notice in writing to the other if the Closing Date does not occur on or before June 16 , 2006, unless the party seeking to so terminate its obligations under this Agreement has been primarily responsible for the delay in the Closing Date beyond such date.  No such termination, however, shall discharge or otherwise affect any obligations of the Corporation or the Agent under Sections 10, 11, 12, 13 and 15 of this Agreement.

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10.

Expenses

10.1

The Corporation shall pay all costs and expenses incurred in connection with the Offering, including the reasonable fees and expenses of the Agent, all expenses of or incidental to the creation, issuance, sale or distribution of the Common Shares, Agent’s Warrants, Compensation Warrant Shares and filing fees.  The Corporation shall also pay the fees of Agent’s Counsel with regard to its reasonable fees and disbursements incurred in respect of the Offering, together with the applicable G.S.T. (the “Legal Costs”).  The fees and expenses referred to in this Section 10.1 are collectively referred to as the “Agent’s Expenses”.  Assuming completion of the Offering, the Agent’s Expenses shall be payable by the Corporation at the Time of Closing on the Closing Date.  The Agent’s Expenses shall be payable by the Corporation whether or not the Offering is completed.

11.

Indemnity

11.1

The Corporation covenants and agrees to indemnify the Agent, its affiliates and their respective directors, officers, employees, partners, Agent, advisors and shareholders (each being hereinafter referred to as an “Indemnified Party”), against all losses (other than a loss of profits), claims, actions, suits, proceedings, investigations, damages, liabilities, costs or expenses (collectively, a “Claim”) caused or incurred in connection with this Offering  by reason of:

(a)

any statement, other than a statement relating solely to the Agent, contained in this Agreement or the Subscription Agreements which constitutes a misrepresentation or alleged misrepresentation;

(b)

the omission or alleged omission to state in this Agreement, the Subscription Agreements or in any certificate of the Corporation delivered hereunder or pursuant hereto any material fact (other than a material fact omitted in reliance upon and in conformity with information furnished to the Corporation by or on behalf of the Agent) required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(c)

any order made or inquiry, investigation or proceeding commenced or threatened by the Securities Regulators or other competent authority which prevents or restricts, in whole or in part, the trading in the Common Shares or Compensation Warrant Shares or the distribution of the Common Shares, Agent’s Warrants or Compensation Warrant Shares or otherwise materially alters the terms of the Offering other than with respect to a failure by the Agent to comply with the restrictions in Article 4 hereof;

(d)

the non-compliance or alleged non-compliance by the Corporation with any Applicable Securities Laws in connection with the Offering;

(e)

in connection or arising from any sale of Common Shares by the Corporation to Exempt Purchasers; or

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(f)

any breach of any representation, warranty or covenant of the Corporation contained herein or the failure of the Corporation to comply with any of its obligations hereunder,

and will reimburse each Indemnified Party promptly upon demand for any legal expenses reasonably incurred in connection with investigating or defending any Claims.  The Corporation shall reimburse the Agent for the time spent by their personnel in connection with any Claim at their normal per diem rates.

11.2

The indemnification contained in this Section 11 does not and will not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable determines that:

(a)

an Indemnified Party has been grossly negligent or engaged in wilful misconduct in the course of its performance of its obligations pursuant to this Agreement; and

(b)

the Claim, as to which indemnification is claimed, was directly caused by the gross negligence or wilful misconduct referred to in (a) above.

11.3

If any Claim shall be asserted against an Indemnified Party in respect of which indemnity may be sought from the Corporation pursuant to the provisions of Section 11.1 or if any potential Claim contemplated hereby shall come to the knowledge of an Indemnified Party, the Indemnified Party shall promptly notify the Corporation in writing; but the omission to so notify the Corporation will not relieve the Corporation from any liability it may otherwise have to the Indemnified Party pursuant to Section 11.1 except to the extent of actual prejudice to the Corporation arising as a result of such omission. The Corporation shall be entitled but not obligated to participate in or assume the defence thereof; provided, however, that the defence shall be through legal counsel acceptable to the Indemnified Party, acting reasonably. In addition, the Indemnified Party shall also have the right to employ separate counsel in any such action and participate in the defence thereof and the reasonable fees and expenses of such counsel shall be borne by the Indemnified Party unless:

(a)

the employment thereof has been specifically authorized in writing by the Corporation;

(b)

the Indemnified Party has been advised by counsel that representation of the Corporation and any other named party and the Indemnified Party by the same counsel would be inappropriate due to actual or potential differing interests between them;

(c)

the Corporation has failed within a reasonable time after receipt of such written notice to assume the defence of such action or claim; or

(d)

there are one or more defences available to the Indemnified Party which are different from or in addition to those available to the Corporation or any other named party;

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in which case such fees and expenses of such counsel will be for the Corporation’s account. Neither party shall effect any settlement of any such Claim or make any admission of liability without the written consent of the other party, such consent to be promptly considered and not to be unreasonably withheld. The indemnity hereby provided for shall remain in full force and effect and shall not be limited to or affected by any other indemnity in respect of any matters specified herein obtained by the Indemnified Party from any other person.

11.4

To the extent that any Indemnified Party is not a party to this Agreement, the Agent shall obtain and hold the right and benefit of the indemnity provisions of this Section 11 in trust for and on behalf of such Indemnified Party.

The Corporation hereby waives its rights to recover contribution from the Agent with respect to any liability of the Corporation by reason of or arising out of any misrepresentation contained in the Subscription Agreements,  or this Agreement; provided, however, that such waiver shall not apply in respect of liability caused or incurred by reason of or arising out of any misrepresentation which is based upon or results from a statement or information relating solely to or provided by or on behalf of the Agent contained in such document.

If the Corporation has pursuant to Section 11.3 assumed the defence with respect to a Claim, the Corporation hereby agrees to take all necessary and reasonable steps to ensure that no default judgement or other default proceedings are brought against an Indemnified Party in any jurisdiction in respect of any Claim brought or made in connection with any matter set forth in Section 11.1 and, where required for that purpose, will consent to or submit to the jurisdiction of any court and defend any such Claim on behalf of any Indemnified Party in any such jurisdiction, provided that nothing herein shall limit the Corporation’s right or ability to contest, at its expense, on behalf of an Indemnified Party the appropriate jurisdiction or forum for the determination of any such Claim so long as default judgement or other default proceedings are not in the interim brought by a party making such Claim.

12.

Contribution

12.1

In the event that the indemnity provided for in Section 11 is, for any reason, illegal, unenforceable or otherwise unavailable, in whole or in part, as being contrary to public policy or for any other reason, the Agent and the Corporation shall contribute to the aggregate of all losses, claims, costs, damages, expenses or liabilities (including any legal or other expenses reasonably incurred by the Indemnified Party in connection with investigating or defending any Claim which is the subject of this section but excluding loss of profits or consequential damages) of the nature provided for above such that the Agent shall be responsible for that portion represented by the percentage that the Agent’s Fee payable by the Corporation to the Agent bears to the Gross Proceeds and the Corporation shall be responsible for the balance, provided that, in no event, shall the Agent be responsible for any amount in excess of the amount of the Agent’s Fee actually received by them. In the event that the Corporation may be held to be entitled to contribution from the Agent under the provisions of any statute or law, the Corporation shall, in respect of the Agent, be limited to contribution in an amount not exceeding the lesser of: (i) the portion of the full amount of losses, claims’ costs, damages, expenses and liabilities, giving rise to such contribution for which the Agent is responsible, as determined above, and (ii) the amount of the Agent’s Fee actually received by the Agent. Notwithstanding the foregoing, a party guilty

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of fraud, fraudulent misrepresentation, gross negligence or wilful misconduct, shall not be entitled to contribution from the other party. Any party entitled to contribution will, promptly after receiving notice of commencement of any claim, action, suit or proceeding against such party in respect of which a claim for contribution may be made against the other party under this section, notify such party from whom contribution may be sought. In no case shall such party from whom contribution may be sought be liable under this Agreement unless such notice has been provided but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have otherwise than under this section except to the extent of actual prejudice to such party arising as a result of such omission. The right to contribution provided in this section shall be in addition to and not in derogation of any other right to contribution which the Agent or the Corporation may have by statute or otherwise by law.

12.2

If any of the provisions of Section 12.1 is determined to be void, voidable or unenforceable, in whole or in part, such determination shall not affect or impair or be deemed to affect or impair the validity of any other provision of this Agreement and such void, voidable or unenforceable provision shall be severable from this Agreement.

13.

Survival of Warranties, Representations, Covenants and Agreements

13.1

All warranties, representations, covenants and agreements of the parties herein contained, or contained in documents submitted or required to be submitted pursuant to this Agreement or incorporated herein, shall survive the purchase by the Purchasers of the Common Shares and shall continue in full force and effect for a period of two years following the Closing Date, provided that nothing herein contained shall limit the survival of any of the representations and warranties given by the Corporation to the Purchasers in the Subscription Agreements.  Notwithstanding the foregoing, the provisions contained in this Agreement in any way related to the indemnification of the Agent by the Corporation, or the contribution obligations of the Agent or those of the Corporation, shall survive and continue in full force and effect, until liability to the Indemnified Parties arising out of the transactions contemplated by this Agreement has been extinguished by operation of law.

14.

Additional Services

14.1

The Corporation agrees that, for a period of twenty-four months from the Closing of the Offering (the “Termination Date”), the Corporation will offer to the Agent a right of first refusal exercisable at any time and from time to time until the Termination Date to provide investment banking services to the Corporation, and any of its subsidiaries and any successor entity to the Corporation’s business or assets by reorganization (such as, but not limited to, an income trust) or otherwise in any jurisdiction relating to:

(a)

mergers and acquisitions (“M&A”) advisory services, in cases where the Corporation would like to retain an M&A advisor; and

(b)

additional capital raising of either debt or equity capital in the public or private markets, whether brokered or unbrokered.

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In the case of (b) above the Agent will be appointed (i) in the case of a non-brokered capital raising as the sole agent and (ii) in the case of a brokered capital raising as the exclusive Lead Position, in each case on the raising of either debt or equity capital in the public or private markets.

For the purposes of 14.1(b) above, debt shall not include any production financing or refinancing related to a  Product and/or Products.

The fees and terms for such services and the need for dealers or syndication are to be agreed between the Corporation and the Agent (as the lead dealer or advisor) based on the then prevailing practices, both parties acting reasonably.  The Corporation agrees not to engage any other party for the services described in (a) and (b) above or engage in any of the activities described in (a) and (b) above without first complying with the provisions of this section or obtaining the prior written consent of the Agent.  No exercise by the Agent or the failure to exercise by the Agent of the rights granted hereunder shall deprive them of the ability to exercise such rights in the future at any time and from time to time until the Termination Date.

15.

Other Matters

15.1

For a period of 180 days after the date hereof, the Corporation and management agree not to, without the prior written consent of the Agent, such consent not to be unreasonably withheld, authorize, sell or issue or announce its intention to authorize, sell or issue, for cash proceeds, or negotiate or enter into an agreement to sell or issue for cash proceeds, any securities of the Corporation (including those that are convertible or exchangeable into securities of the Corporation) other than (i) pursuant to the Offering; (ii) the issue of non-convertible debt securities; (iii) upon the exercise of convertible securities, options or warrants of the Corporation outstanding at the date hereof; or (iv) pursuant to the Corporation’s stock option plan.

15.2

From and after the Closing, the Corporation may not issue any securities to investors identified by the Agent and introduced to the Corporation in connection with this Offering unless the Agent specifically consents in writing, which consent may be unreasonably withheld.

16.

Further Assurances

16.1

Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

17.

Effective Date

17.1

This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

18.

Counterparts and Facsimile Execution.

18.1

This Agreement may be executed in any number of counterparts, which taken together shall form one and the same agreement.  This Agreement may be executed by one or more of the

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parties by facsimile transmitted signature or by e-mail in pdf format and all parties agree that the reproduction of signature by way of facsimile or by e-mail in pdf format will be treated as though such reproductions were executed originals.

19.

Severability.

19.1

The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

20.

Governing Law.

20.1

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and the parties hereto attorn to the non-exclusive jurisdiction of the courts of such province in connection with all matters arising hereunder.

21.

Public Announcements

21.1

Prior to the completion of the Offering, neither the Corporation nor the Agent will make any public announcement concerning this Agreement or the Offering, unless the other party has consented to such announcement or the announcement is required by applicable laws or stock exchange rules.  In such event, the party proposing to make the announcement will provide the other party with a reasonable opportunity to review a draft of the proposed announcement and an opportunity to provide comments thereon.  If the Agent so requests, the Corporation will include a reference to the Agent and its role in any press release or other public communication issued by the Corporation.  If the Offering is successfully completed, and provided the Agent is not in breach of any material provision thereof, the Agent shall be permitted to publish, at its own expense, such advertisements or announcements relating to the services provided hereunder in such newspaper or other publications as it considers appropriate.

22.

General Contract Provisions

22.1

Any notice or other communication to be given hereunder shall be in writing and shall be given by delivery or by telecopier, as follows:

if to the Corporation:

Peace Arch Entertainment Group Inc.
124 Merton Street
Suite 407
Toronto, Ontario M4S 2Z2

Attn: Gary Howsam

Fax:  (416) 487-0640

with a copy, which will not constitute notice, to:

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Goodmans LLP
250 Yonge Street
Suite 2400
Toronto, Ontario M5B 2M6

Attention: Carolyn Stamegna
Fax:  (416) 979-1234

or if to the Agent or any one of them:

Westwind Partners Inc.
70 York Street
10th Floor
Toronto, Ontario M5J 1S9

Attention: Michael Dorfman
Fax:  (416) 815-1808

with a copy, which will not constitute notice, to:

Fasken Martineau DuMoulin LLP
66 Wellington Street West
Suite 4200, Toronto Dominion Bank Tower
Box 20, Toronto-Dominion Centre
Toronto, Ontario M5K 1N6

Attention: Anil Aggarwal
Fax:  (416) 364-7813

and if so given, shall be deemed to have been given and received upon receipt by the addressee or a responsible officer of the addressee if delivered, or four hours after being telecopied and receipt confirmed during normal business hours at the location of the recipient, as the case may be. Any party may, at any time, give notice in writing to the others in the manner provided for above of any change of address or telecopier number.

22.2

This Agreement and the other documents herein referred to (including the Subscription Agreements) constitute the entire agreement between the Agent and the Corporation relating to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether written or oral, between the Agent and the Corporation with respect to their respective rights and obligations in respect of the Offering.  Notwithstanding the foregoing the Engagement Letter shall only be superseded by this Agreement and the other documents herein referred to (including the Subscription Agreements) with respect to the “Equity Offering” (as such term is defined therein) and with respect to Section 8 and Subsection 11(c) of the Engagement Agreement  and all other provisions of the Engagement Agreement shall continue in full force and effect, unamended, in accordance with their terms.

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23.

Successors

23.1

This Agreement shall enure to the benefit of, be binding upon, the Corporation and the Agent and their respective successors (including successors by reason of amalgamation, merger, business combination or arrangement) and permitted assigns and nothing expressed or mentioned in this Agreement is intended and shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person.

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Yours very truly,

WESTWIND PARTNERS INC.

By:/s/ Nick Pocrnic

Name: Nick Pocrnic

Title: Director

The foregoing accurately reflects the terms of the transaction which we are to enter into and such terms are agreed to with effect as of the date first above written.

PEACE ARCH ENTERTAINMENT GROUP INC.

By:

/s/ Gary Howsam

Name: Gary Howsam

Title: CEO

Schedule “A”

PEACE ARCH ENTERTAINMENT GROUP INC.
Private Placement of up to 6.5 million Common Shares

C$7,865,000

Issuer:	Peace Arch Entertainment Group Inc. (“Peace Arch” or the “Company”).
Offering: Offering Price:	Up to 6.5 million common shares (the “Common Shares”). C$1.21 per Common Share.
Amount:	Up to C$7,865,000 in the capital of the Company.
Over-allotment Option:	The Agents will have an option to offer up to an additional 1 million Common Shares. Gross proceeds will be C$9,075,000 if the over-allotment option is completed.
Type of Transaction:	“Best Efforts” offering by way of private placement subject to the Agency Agreement.
Use of Proceeds:	To repay the bridge facility used to acquire kaBOOM! Entertainment Inc. (“kaBOOM”), and for general corporate purposes.
Eligibility:	Eligible under the usual statutes and for RRSPs, RRIFs, RESPs and DPSPs.
Jurisdiction:

The Offering will be made by way of private placement exemptions, (excluding exemptions that require the use of an offering memorandum) in accordance with applicable securities laws to be filed in those provinces of Canada (the “Qualifying Jurisdictions”), and in those jurisdictions outside of Canada which are agreed to by the Company and Westwind.

Hold Period:

In Canada, the Common Shares will be subject to a hold period of four months in applicable jurisdictions calculated from the closing of the Offering. In the United States, the Common Shares will be “restricted securities” as defined in Rule 144 under the U.S. Securities Act.

Listing:	TSX Exchange under the symbol PAE.LV, AMEX Exchange under the symbol PAE.
Closing Date:	On or about June 7, 2006.

Schedule “B”

Canadian Subscription Agreement

Schedule “C”

Legal Opinion

Schedule “D”

Subsidiaries

Subsidiary	Percentage of Ownership
kaBOOM Entertainment Inc	100%
Peace Arch Films Ltd.	100%
The Eyes Project Development Corp.	48% of Common Shares 99% of Preferred Shares
Peace Arch LA, Inc.	100%
Peace Arch Television Ltd.	100%
Peace Arch Project Development Corp	100%